Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is effective as of the last date signed by the parties hereto (the “Effective Date”) and is entered into by and between Retrophin, Inc., a Delaware corporation (hereinafter the “Company”), and Laura Clague (hereinafter “Executive”).

R  E  C  I  T  A  L  S

WHEREAS, Executive’s full-time employment with the Company originally commenced as of November 17, 2014 and the Company and Executive wish to set forth in this Agreement the terms and conditions under which Executive will be employed by the Company on and after the Effective Date hereof;

NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree as follows:

Article 1

NATURE OF EMPLOYMENT

1.1           Effect of Agreement.  This Agreement shall govern the terms of Executive’s employment with the Company on and after the Effective Date until it is terminated by either the Company or Executive pursuant to the terms set forth in Article 6.

1.2           At-Will Employment. Executive shall continue to be employed on an at-will basis by the Company and therefore either Executive or the Company may terminate the employment relationship and this Agreement at any time, with or without Cause (as defined herein) and with or without advance notice, subject to the provisions of Article 6.

Article 2

EMPLOYMENT DUTIES

2.1           Title/Responsibilities.  Executive agrees to continue to serve the Company in the position of Senior Vice President and Chief Financial Officer.  Executive shall have the powers and duties commensurate with such position.

2.2           Full Time Attention.  Executive shall devote her best efforts and her full business time and attention to the performance of the services customarily incident to such office and to such other services as the President and Chief Executive Officer (hereinafter “CEO”) or Board of Directors may reasonably request.

2.3           Other Activities.  Except upon the prior written consent of the CEO, Executive shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place her in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an “Affiliated Company”), provided that Executive may own less than two percent (2%) of the outstanding securities of any such publicly traded competing corporation.

Article 3

COMPENSATION

3.1           Base Salary.  Executive shall receive a Base Salary at an annual rate of $359,000, payable semi-monthly in equal installments in accordance with the Company’s normal payroll practices.  The CEO shall provide Executive with annual performance reviews, and, thereafter, Executive shall be entitled to such increase in Base Salary as the CEO and the Compensation Committee of Board of Directors (hereinafter the “Compensation Committee”) may from time to time establish in their sole discretion.

3.2           Incentive Bonus.  In addition to any other bonus Executive shall be awarded by the Compensation Committee, Executive shall be eligible to receive an annual incentive bonus as determined by the Company’s Compensation Committee and CEO based upon the achievement by the Company of annual corporate goals established by the Board of Directors and the achievement of Executive in meeting annual personal goals established by the CEO and the Compensation Committee.   Executive’s annual incentive bonus at target will be 50% of Executive’s Base Salary (the “Target Annual Bonus”).  The Compensation Committee in consultation with the independent members of the Board of Directors and the CEO shall, in their sole discretion, determine whether Executive’s annual personal goals have been attained.  The Compensation Committee in consultation with the independent members of the Board of Directors shall, in its sole discretion, determine whether the annual corporate goals have been attained.  Any annual incentive bonus shall be considered earned only if Executive is employed by the Company both on the date that the determination is made as to whether annual personal goals have been met, and on the date that the determination is made as to whether annual corporate goals have been met.  These determinations generally will be made within the first quarter following the end of the Company’s fiscal year.  Except as provided in Article 6 herein, no pro-rata bonus will be considered earned if Executive leaves the Company for any reason prior to the foregoing determination dates.  Any annual incentive bonus that is earned shall be paid no later than the fifteenth day of the third month following the end of the Company’s fiscal year for which such bonus was earned.

3.3           Equity.  Pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”), the Company granted the Executive an option to purchase 100,000 shares of the Company’s common stock (the “Option”) at an exercise price per share equal to $9.45.  The Option will be subject to the terms and conditions of the Plan and the applicable stock option grant agreement.  Subject to Executive’s continued employment through the applicable vesting dates, the Option shall vest in twelve equal quarterly installments commencing on the date of grant, subject to accelerated vesting in certain circumstances pursuant to Article 6 below.  Subject to approval by the Company’s Compensation Committee, in consultation with the independent members of the Board of Directors, Executive will be eligible to receive additional Stock Awards on terms to be determined by the Compensation Committee at the time of any such grant.  The determination whether to grant any additional Stock Award to Executive is in the sole discretion of the Compensation Committee, in consultation with the independent members of the Board of Directors.  For all purposes of this Agreement, “Stock Awards” shall mean any rights granted by the Company to Executive with respect to the common stock of the Company, including, without limitation, stock options, stock appreciation rights, restricted stock, stock bonuses and restricted stock units.

3.4           Withholdings.  All compensation and benefits payable to Executive under this Agreement shall be subject to all federal, state, local taxes and other withholdings and similar taxes and payments required by applicable law.

Article 4

EXPENSE ALLOWANCES AND FRINGE BENEFITS

4.1           Vacation.  Executive shall be entitled to participate in the Company’s vacation plan pursuant to the terms of that plan.

4.2           Benefits.  During Executive’s employment hereunder, the Company shall also provide Executive with the health insurance benefits it generally provides to its other senior management employees.  As Executive becomes eligible in accordance with criteria to be adopted by the Company, the Company shall provide Executive with the right to participate in and to receive benefit from life, accident, disability, medical, and savings plans and similar benefits made available generally to employees of the Company as such plans and benefits may be adopted by the Company.  With respect to long-term disability insurance coverage, the Executive will pay all premiums for such coverage with after-tax dollars, and the Company will reimburse the Executive for the premium costs so paid by the Executive, which reimbursement benefit shall be taxable income, subject to withholding.  The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan as it may be amended from time to time.

4.3           Business Expense Reimbursement.  During the term of this Agreement, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by her (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder.  Executive agrees to furnish to the Company adequate records and other documentary evidence of such expense for which Executive seeks reimbursement.  Such expenses shall be reimbursed and accounted for under the policies and procedures established by the Company, and such reimbursement shall be made promptly, but in no event later than December 31 of the calendar year following the year in which such expenses were incurred by Executive.

Article 5

CONFIDENTIALITY

5.1        Proprietary Information.  Executive represents and warrants that she has previously executed and delivered to the Company the Company’s standard Proprietary Information and Inventions Agreement.

5.2        Return of Property.  All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Executive in the course of her employment with the Company shall be and remain the sole property of the Company.  Executive agrees that, upon the termination of her employment, she shall return all such property (whether or not it pertains to Proprietary Information as defined in the Proprietary Information and Inventions Agreement), and agrees not to make or retain copies, reproductions or summaries of any such property.

5.3        No Use of Prior Confidential Information.  Executive will not intentionally disclose to the Company or use on its behalf any confidential information belonging to any of her former employers or any other third party.

Article 6

TERMINATION

6.1        General.   As set forth in Section 1.2 herein, Executive shall be employed on an at-will basis by the Company.  Notwithstanding the foregoing, Executive’s employment and this Agreement may be terminated in one of six ways as set forth in this Article 6:  (a) Executive’s Death (Section 6.2); (b) Executive’s Disability (Section 6.3); (c) Termination by the Company for Cause (Section 6.4); (d) Termination by the Company without Cause (Section 6.5); (e) Termination by Executive due to a Constructive Termination (Section 6.6); or (f) Voluntary Resignation (Section 6.7).

6.2        By Death. Executive’s employment and this Agreement shall terminate automatically upon the death of Executive.  In such event:

(a)          Stock Awards.  The vesting of the RSU Award (to the extent it is then unvested) shall be accelerated so that the amount of shares vested under such RSU Award shall equal 1/12th of the total number of shares subject to the RSU Award multiplied by the number of full months that elapsed between the grant date and Executive’s termination of employment.

(b)          Bonus.  The Company shall pay to Executive’s beneficiaries or her estate, as the case may be, a lump sum amount equal to Executive’s Target Annual Bonus (as defined in Section 3.2) for the Company’s fiscal year in which Executive’s death occurs multiplied by a fraction, the numerator of which is the number of full months of employment by Executive in such fiscal year and the denominator of which is 12.  Such amount shall be paid as soon as administratively practicable, but in no event later than March 15 following the year in which Executive’s death occurred.

(c)          Accrued Compensation.  The Company shall pay to Executive’s beneficiaries or her estate, as the case may be, any accrued Base Salary, any vested deferred compensation (other than pension plan or profit-sharing plan benefits that will be paid in accordance with the applicable plan), any benefits under any plans of the Company (other than pension and profit-sharing plans) in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with her duties hereunder, all to the date of termination (collectively “Accrued Compensation”).

(d)          No Severance Compensation.  The compensation and benefits set forth in Sections 6.2(a) through (c) herein shall be the only compensation and benefits provided by the Company in the event of Executive’s death and no other severance compensation or benefits shall be provided.

6.3        By Disability.  If Executive is prevented from performing her duties hereunder by reason of any physical or mental incapacity that results in Executive’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability, then, to the extent permitted by law, the Company may terminate the employment of Executive and this Agreement at or after such time.  In such event, and if Executive signs the General Release set forth as Exhibit A or such other form of release as the Company may require (the “Release”) on or within the time period set forth therein, but in no event later than forty-five (45) days after the termination date and allows such Release to become effective (the “Release Effective Date”), then:

(a)          Accrued Compensation.  The Company shall pay to Executive all Accrued Compensation (as defined in Section 6.2(c) herein).

(b)          Base Salary Continuation.  The Company shall continue to pay Executive’s Base Salary, less required withholdings, for a period of 12 months (the “Disability Base Salary Payments”) following Executive’s separation from service; provided that the Disability Base Salary Payments shall be reduced by any insurance or other payments to Executive under policies and plans sponsored by the Company, even if premiums are paid by Executive.  Subject to the provisions of Section 6.11, the Disability Base Salary Payments shall be paid in accordance with the Company’s standard payroll practices; provided, however, that any amounts that would otherwise be scheduled to be paid prior to the Release Effective Date shall instead accrue and be paid during the first payroll period following the Release Effective Date, and all other payments shall be made as originally scheduled.

(c)          Bonus.  The Company shall pay to Executive a lump sum amount equal to Executive’s Target Annual Bonus (as defined in Section 3.2) for the Company’s then-current fiscal year multiplied by a fraction, the numerator of which is the number of full months of employment by Executive in the current fiscal year and the denominator of which is 12.  Such payment shall be made within ten (10) days following the Release Effective Date.

(d)          Stock Awards.  The vesting of all outstanding Stock Awards held by Executive shall be accelerated such that the amount of shares vested under such Stock Awards shall equal that number of shares that would have been vested if Executive had continued to render services to the Company for 12 continuous months after the date of Executive's termination of employment.

(e)          Health Insurance Benefits.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Executive will be eligible to continue Executive’s group health insurance benefits at Executive’s own expense.  If Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums, and any applicable Company COBRA premiums, necessary to continue Executive’s then-current coverage for a period of 12 months after the date of Executive’s termination of employment; provided, however,  that any such payments will cease if Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums.  Executive agrees to immediately notify the Company in writing of any such enrollment.

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly amount to continue her group health insurance coverage in effect on the date of separation from service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which Executive incurs a separation from service and shall end on the earlier of (x) the date on which Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such amounts and (y) 12 months after the date of Executive’s separation from service.

(f)          Disability Plans.  Nothing in this Section 6.3 shall affect Executive’s rights under any disability plan in which Executive is a participant.

6.4        Termination by the Company for Cause.

(a)        No Liability.  The Company may terminate Executive’s employment and this Agreement for Cause (as defined below) without liability at any time.  In such event, the Company shall pay Executive all Accrued Compensation (as defined in Section 6.2(c) herein), but no other compensation or reimbursement of any kind, including without limitation, any severance compensation or benefits shall be paid, and thereafter the Company’s obligations hereunder shall terminate.

(b)        Definition of “Cause.”  For purposes of this Agreement, “Cause” shall mean one or more of the following:

(i)          Executive’s intentional commission of an act, or intentional failure to act, that materially injures the business of the Company; provided, however, that in no event shall any business judgment made in good faith by Executive and within Executive’s defined scope of authority constitute a basis for termination for Cause under this Agreement;

(ii)         Executive’s intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board of Directors or the Chief Executive Officer;

(iii)        Executive’s material breach of Executive’s fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement, the Proprietary Information and Inventions Agreement, or the Company’s written policies);

(iv)        Executive’s indictment for or conviction of any felony or any crime involving dishonesty; or

(v)         Executive’s participation in any fraud or other act of willful misconduct against the Company;

provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

6.5        Termination by the Company without Cause.

(a)        The Company’s Right.  The Company may terminate Executive’s employment and this Agreement without Cause (as defined in Section 6.4(b) herein) at any time by giving thirty (30) days advance written notice to Executive.

(b)        Severance Benefits.   If the Company terminates Executive’s employment without Cause, and if Executive signs the Release on or within the time period set forth therein (but in no event later than forty-five (45) days after the termination date) and allows such Release to become effective, then:

(i)          Accrued Compensation.  The Company shall pay to Executive all Accrued Compensation (as defined in Section 6.2(c) herein).

(ii)         Cash Compensation Amount Payments.  The Company shall pay Executive an amount equal to (A) Executive’s annual Base Salary plus Executive’s Target Annual Bonus (as defined in Section 3.2 herein) multiplied by (B) 1.0 (the “Cash Compensation Amount”).  Subject to the provisions of Section 6.11, the Cash Compensation Amount will be paid in equal installments on the Company’s standard payroll dates over a period of 12 months following Executive’s separation from service; provided, however, that any amounts that would otherwise be scheduled to be paid prior to the Release Effective Date shall instead accrue and be paid during the first payroll period following the Release Effective Date, and all other payments shall be made as originally scheduled.

(iii)        Stock Awards.  The vesting of all outstanding Stock Awards held by Executive shall be accelerated such that the amount of shares vested under such Stock Awards shall equal that number of shares that would have been vested if Executive had continued to render services to the Company for 12 continuous months after the date of Executive's termination of employment.

(iv)        Health Insurance Benefits.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Executive will be eligible to continue Executive’s group health insurance benefits at Executive’s own expense.  If Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums, and any applicable Company COBRA premiums, necessary to continue Executive’s then-current coverage for a period of 12 months after the date of Executive’s termination of employment; provided, however,  that any such payments will cease if Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums.  Executive agrees to immediately notify the Company in writing of any such enrollment.

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly amount to continue her group health insurance coverage in effect on the date of separation from service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which Executive incurs a separation from service and shall end on the earlier of (x) the date on which Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such amounts and (y) 12 months after the date of Executive’s separation from service.

6.6        Termination by Executive due to a Constructive Termination.

(a)        Executive’s Right.  Executive may resign her employment and terminate this Agreement at any time as a result of a Constructive Termination (as defined in Section 6.6(c) herein).

(b)        Severance Benefits.  If Executive resigns her employment and terminates this Agreement as a result of a Constructive Termination, and if Executive signs the Release on or within the time period set forth therein (but in no event later than forty-five (45) days after the termination date) and allows such Release to become effective, then Executive shall receive all of the severance benefits set forth in Section 6.5(b) herein.

(c)        Definition of “Constructive Termination.” For purposes of this Agreement, “Constructive Termination” shall mean a resignation of employment and termination of this Agreement by Executive for one or more of the following reasons:

(i)          Assignment to, or withdrawal from, Executive of any duties or responsibilities that results in a material diminution in such Executive’s authority, duties or responsibilities as in effect immediately prior to such change;

(ii)         A material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report;

(iii)        A material reduction by the Company of Executive’s annual Base Salary;

(iv)        A relocation of Executive or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location more than forty (40) miles from the location at which Executive is then performing her duties, except for an opportunity to relocate which is accepted by Executive in writing; or

(v)         A material breach by the Company of any provision of this Agreement or any other enforceable written agreement between Executive and the Company;

provided however, that Executive must first provide the Company with written notice specifying the condition giving rise to a Constructive Termination within ninety (90) days following the initial existence of such condition; and Executive’s notice must specify that Executive intends to terminate her employment no earlier than thirty (30) days after providing such notice, and the Company must be given an opportunity to cure such condition within thirty (30) days following its receipt of such notice and avoid paying benefits.

6.7        Voluntary Resignation.  Executive may resign his employment and terminate this Agreement at any time for any reason other than due to a Constructive Termination (as defined in Section 6.6(c) herein).  In such event, (a) the Company shall pay Executive all Accrued Compensation (as defined in Section 6.2(c) herein), and (b) the vesting of the RSU Award (to the extent it is then unvested) shall be accelerated so that the amount of shares vested under such RSU Award shall equal 1/12th of the total number of shares subject to the RSU Award multiplied by the number of full months that elapsed between the grant date and Executive’s termination of employment, but no other compensation or reimbursement of any kind, including without limitation, any severance compensation or benefits shall be paid, and thereafter the Company’s obligations hereunder shall terminate.

6.8        Change in Control.

(a)       Severance Benefits.  If (i) within thirty (30) days prior to, or on or within six (6) months after, the consummation of a Change in Control (as defined in Section 6.8(b) herein), (1) the Company terminates Executive’s employment and this Agreement without Cause pursuant to Section 6.5 herein or (2) Executive resigns his or her employment and terminates this Agreement as a result of a Constructive Termination pursuant to Section 6.6 herein, and (ii) in either event (1) or (2), Executive signs the Release on or within the time period set forth therein, but in no event later than forty-five (45) days after the termination date and allows such Release to become effective, then Executive shall receive the following severance benefits in lieu of any severance benefits set forth in Section 6.5(b) or Section 6.6(b) herein:

(i)          Accrued Compensation.  The Company shall pay to Executive all Accrued Compensation (as defined in Section 6.2(c) herein).

(ii)         CIC Cash Compensation Amount Payment.  The Company shall pay Executive an amount equal to (A) Executive’s annual Base Salary plus Executive’s Target Annual Bonus (as defined in Section 3.2 herein) multiplied by (B) 1.5 (collectively, the “CIC Cash Compensation Amount”).  The CIC Cash Compensation Amount will be paid in one lump sum within ten (10) days following the Release Effective Date.

(iii)        Stock Awards.  The vesting of all outstanding Stock Awards held by Executive shall be accelerated in full, effective as of the Release Effective Date.

(iv)        Health Insurance Benefits.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Executive will be eligible to continue Executive’s group health insurance benefits at Executive’s own expense.  If Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums, and any applicable Company COBRA premiums, necessary to continue Executive’s then-current coverage for a period of 18 months after the date of Executive’s termination of employment; provided, however,  that any such payments will cease if Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums.  Executive agrees to immediately notify the Company in writing of any such enrollment.

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly amount to continue his or her group health insurance coverage in effect on the date of separation from service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which Executive incurs a separation from service and shall end on the earlier of (x) the date on which Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such amounts and (y) 18 months after the date of Executive’s separation from service.

(b)        For purposes of this Agreement, a “Change in Control” shall have occurred if at any time following the Effective Date, any of the following events shall occur:

(i)          The Company is merged, or consolidated, or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 50% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Company immediately prior to such transaction;

(ii)         The Company sells all or substantially all of its assets or any other corporation or other legal person and thereafter, less than 50% of the combined voting power of the then-outstanding voting securities of the acquiring or consolidated entity are held in the aggregate by the holders of voting securities of the Company immediately prior to such sale;

(iii)        There is a report filed after the date of this Agreement on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term beneficial owner is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) representing 50% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(iv)        During any period of two (2) consecutive years following the Effective Date, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election to the nomination for election by the Company’s shareholders of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of such period.

6.9           Mitigation.  Except as otherwise specifically provided herein, Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking other employment or self-employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or through self-employment or by retirement benefits after the date of Executive’s termination of employment from the Company, except as provided herein.

6.10         Coordination.  If upon termination of employment, Executive becomes entitled to rights under other plans, contracts or arrangements entered into by the Company, this Agreement shall be coordinated with such other arrangements so that Executive’s rights under this Agreement are not reduced, and that any payments under this Agreement offset the same types of payments otherwise provided under such other arrangements, but do not otherwise reduce any payments or benefits under such other arrangements to which Executive becomes entitled.

6.11         Application of Section 409A.  Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).  Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A.  If Executive is a “specified employee” within the meaning of 409A(a)(2)(B)(i) of the Code, any installment payments of Disability Base Salary Payments pursuant to Section 6.3(b) or Cash Compensation Amounts pursuant to Section 6.5(b) or 6.6(b) that are triggered by a separation from service shall be accelerated to the minimum extent necessary so that (a) the lesser of (y) the total cash severance payment amount, or (z) six (6) months of such installment payments are paid no later than March 15 of the calendar year following such termination, and (b) all amounts paid pursuant to the foregoing clause (a) will constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus will be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.  It is intended that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service the foregoing provision shall result in compliance with the requirements of Section 409A(a)(2)(B)(i) of the Code because payments to Executive will either be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or will not be paid until at least 6 months after separation from service.  The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

6.12      Parachute Payments.

(a)          If any payment or benefit (including payments or benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control or otherwise (“Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, Executive shall have no rights to any additional payments and/or benefits, and reduction shall occur in the manner that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(b)          In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(c)          The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Change in Control or similar transaction, the Company will appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.  Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and you.

Article 7

GENERAL PROVISIONS

7.1        Governing Law.  The validity, interpretation, construction and performance of this Agreement and the rights of the parties thereunder shall be interpreted and enforced under California law without reference to principles of conflicts of laws.

7.2        Assignment; Successors; Binding Agreement.

(a)          No Assignment.  Executive may not assign, pledge or encumber her interest in this Agreement or any part thereof.

(b)          Assumption by Successor.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)          Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees.  If Executive should die while any amount is at such time payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legates or other designee or, if there be no such designee, to her estate.

7.3           Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

To the Company:

Retrophin, Inc.
12255 El Camino Real Suite 250

San Diego, CA 92130

To Executive:
Laura Clague

370 Park Ranch Pl.

Escondido, CA 92025

7.4           Modification; Waiver; Entire Agreement.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board of Directors of the Company.  No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

7.5           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.6           Controlling Document. Except to the extent described in Section 6.10, in case of conflict between any of the terms and conditions of this Agreement and any document herein referred to, the terms and conditions of this Agreement shall control.

7.7           Executive Acknowledgment. Executive acknowledges (a) that she has consulted with or has had the opportunity to consult with independent counsel of her own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that she has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on her own judgment.

7.8           Dispute Resolution.  To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this Agreement, Executive’s  employment, or the termination of that employment, shall be resolved, to the fullest extent permitted by law pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, by final, binding and confidential arbitration in San Diego, California conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules; provided, however, that in no event shall the Arbitrator be empowered to hear or determine any class or collective claim of any type.  The JAMS rules can be found online at www.jamsadr.com.  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The Company shall pay all of JAMS’ arbitration fees.  Nothing in this letter agreement shall prevent either Executive or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.  The parties agree that the arbitrator shall award reasonable attorneys’ fees, costs, and all other related expenses to the prevailing party in any action brought hereunder, and the arbitrator shall have discretion to determine the prevailing party in an arbitration where multiple claims may be at issue.

7.9        Remedies.

(a)          Injunctive Relief. The parties agree that the services to be rendered by Executive hereunder are of a unique nature and that in the event of any breach or threatened breach of any of the covenants contained herein, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive, in addition to any other relief (including damage) available to the Company under this Agreement or under law.

(b)          Exclusive. Both parties agree that the remedy specified in Section 7.9(a) above is not exclusive of any other remedy for the breach by Executive of the terms hereof.

7.10      Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

Executed by the parties as follows:

EXECUTIVE	RETROPHIN, INC.

By:	By:

Date:	Date:

EXHIBIT A

GENERAL RELEASE

[To be signed on or after employment termination date]

Pursuant to the terms of the Employment Agreement between Retrophin, Inc.  (the “Company”) and Margaret Valeur-Jensen, Ph.D. (“Executive”) dated February __, 2015 (the “Agreement”), the parties hereby enter into the following General Release (the “Release”):

1.          Accrued Salary and Vacation.  Executive understands that, on the last date of Executive’s employment with the Company, the Company will pay Executive any accrued salary and accrued and unused vacation to which Executive is entitled by law, regardless of whether Executive signs this Release.

2.          General Release.  Executive hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that Executive signs this Release.

3.          Scope of Release.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including claims based on or arising under the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

4.          ADEA Waiver.  Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which Executive is already entitled. If Executive is age 40 or older upon execution of this Release, Executive further acknowledges that Executive has been advised by this writing that,  (1) Executive’s waiver and release do not apply to any rights or claims that may arise after the date Executive signs this Release; (2) Executive should consult with an attorney prior to signing this Release (although Executive may choose voluntarily not to do so); (3) Executive has twenty-one (21) days to consider this Release (although Executive may choose voluntarily to sign it earlier); (4) Executive has seven (7) days following the date Executive signs this Release to revoke it by providing written notice of revocation to the Company’s Chief Executive Officer; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date Executive signs it provided that Executive does not revoke it.  If Executive is under 40 years of age upon execution of this Release, the Release will be effective upon signing and not revocable.

5.          Waiver of Unknown Claims.  EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  Executive acknowledges that Executive has read and understands Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to Executive’s respective release of claims herein, including but not limited to Executive’s release of unknown and unsuspected claims.

6.          Excluded Claims.  Executive understands that notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement to which she is a party, the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; or (ii) any rights which are not waivable as a matter of law.  In addition, Executive understands that nothing in this release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any similar government agency, except that Executive acknowledges and agrees that Executive shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.  Executive hereby represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims she has or might have against any of the Released Parties that are not included in the Released Claims.

7.          Executive Representations.  Executive hereby represents that Executive has been paid all compensation owed and for all hours worked; Executive has received all the leave and leave benefits and protections for which Executive is eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and Executive has not suffered any on-the-job injury for which Executive has not already filed a workers’ compensation claim.

8.          Nondisparagement.  Executive agrees not to disparage the Company, its parent, or its or their officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although Executive may respond accurately and fully to any question, inquiry or request for information as required by legal process).

9.          Cooperation.  Executive agrees not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation,

arbitration, administrative claim or other formal proceeding against the other party, or against the Company’s parent or subsidiary entities, affiliates, officers, directors, employees or agents.  Executive further agrees to reasonably cooperate with the other party, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with such other party’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company.

10.         No Admission of Liability.  The parties agree that this Release, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.  The parties specifically acknowledge and agree that this Release is a compromise of disputed claims and that the Company denies any liability for any matter released herein.

Retrophin, Inc.:	Executive:

By:	By:

Date:	Date:

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